Exhibit 99

Best Buy Reports Fourth Quarter Results

Comparable Sales Declined 9.3%

GAAP Diluted EPS of $2.23

Non-GAAP Diluted EPS of $2.61

Increased Quarterly Dividend 5% to $0.92 per Share

Expects FY24 Non-GAAP Diluted EPS of $5.70 to $6.50

MINNEAPOLIS, March 2, 2023 -- Best Buy Co., Inc. (NYSE: BBY) today announced results for the 13-week fourth quarter ended January 28, 2023 (“Q4 FY23”), as compared to the 13-week fourth quarter ended January 29, 2022 (“Q4 FY22”).

	Q4 FY23	Q4 FY22	FY23	FY22
Revenue ($ in millions)
Enterprise	$14,735	$16,365	$46,298	$51,761
Domestic segment	$13,531	$14,993	$42,794	$47,830
International segment	$1,204	$1,372	$3,504	$3,931
Enterprise comparable sales % change[1]	(9.3)%	(2.3)%	(9.9)%	10.4%
Domestic comparable sales % change[1]	(9.6)%	(2.1)%	(10.3)%	11.0%
Domestic comparable online sales % change[1]	(13.0)%	(11.2)%	(13.5)%	(12.0)%
International comparable sales % change[1]	(5.7)%	(3.8)%	(5.4)%	3.3%
Operating Income
GAAP operating income as a % of revenue	4.1%	4.9%	3.9%	5.9%
Non-GAAP operating income as a % of revenue	4.8%	5.1%	4.4%	6.0%
Diluted Earnings per Share ("EPS")
GAAP diluted EPS	$2.23	$2.62	$6.29	$9.84
Non-GAAP diluted EPS	$2.61	$2.73	$7.08	$10.01

For GAAP to non-GAAP reconciliations of the measures referred to in the above table, please refer to the attached supporting schedule.

“Today we are reporting Q4 sales that were in line with our expectations and profitability that was better than expected,” said Corie Barry, Best Buy CEO. “Throughout Q4 and FY23, we remained committed to balancing our near-term response to current conditions and managing well what is in our control, while also advancing our strategic initiatives and investing in areas important for our long-term performance.”

“We believe the macro and industry backdrop will continue to be pressured in FY24 and we will continue to adjust,” Barry added. “At the same time, we remain incredibly excited about our industry and our future - there are more technology products than ever in peoples’ homes, technology is increasingly a necessity in our lives, and technology innovation will continue. Our initiatives to deliver our omnichannel retail model evolution, build customer relationships through membership, and remove cost and improve efficiency and effectiveness will allow us to deliver even more experiences no one else can and capitalize on the opportunities ahead of us.”

FY24 Financial Guidance

“As we enter FY24, the consumer electronics industry continues to feel the effects of the broader macro environment and its impact on consumers,” said Matt Bilunas, Best Buy CFO. “As a result, our outlook assumes comparable sales decline 3% to 6% for the year, with the most sales pressure in the first quarter, as year-over-year comparisons ease through the year.”

“During FY24, we expect to expand our gross profit rate approximately 40 to 70 basis points versus the past year as we evolve our membership program and realize benefits from our cost optimization efforts,” Bilunas continued. “Non-GAAP SG&A expense is expected to increase versus last year as our cost takeout initiatives and lower variable costs are offset by the addback of incentive compensation, the extra week and higher depreciation.”

Best Buy is providing the following financial guidance for FY24, which includes 53 weeks.

•	Revenue of $43.8 billion to $45.2 billion
•	Comparable sales decline of 3.0% to 6.0%
•	Enterprise non-GAAP operating income rate[2] of 3.7% to 4.1%
•	Non-GAAP effective income tax rate[2] of approximately 24.5%
•	Non-GAAP diluted EPS[2] of $5.70 to $6.50
•	Capital expenditures of approximately $850 million

Note: Incorporated in the above guidance, the 53rd week is expected to add approximately $700 million of revenue to Q4 FY24 and provide a benefit of approximately 10 basis points to the company’s full year non-GAAP operating income rate.2

Domestic Segment Q4 FY23 Results

Domestic Revenue

Domestic revenue of $13.53 billion decreased 9.8% versus last year primarily driven by a comparable sales decline of 9.6%.

From a merchandising perspective, the largest drivers of the comparable sales decline on a weighted basis were computing, home theater, appliances and mobile phones. These drivers were partially offset by growth in the gaming and tablet categories.

Domestic online revenue of $5.14 billion decreased 13.0% on a comparable basis, and as a percentage of total Domestic revenue, online revenue was 38.0% versus 39.4% last year.

Domestic Gross Profit Rate

Domestic gross profit rate was 19.8% versus 20.0% last year. The lower gross profit rate was primarily due to lower product margin rates, which were partially offset by favorable services margin rates and higher profit-sharing revenue from the company’s private label and co-branded credit card arrangement. The improved services margin rates were primarily driven by an approximately $30 million profit-sharing benefit from the company’s services plan portfolio.

Domestic Selling, General and Administrative Expenses (“SG&A”)

Domestic GAAP SG&A was $2.07 billion, or 15.3% of revenue, versus $2.30 billion, or 15.3% of revenue, last year. On a non-GAAP basis, SG&A was $2.05 billion, or 15.1% of revenue, versus $2.27 billion, or 15.1% of revenue, last year. Both GAAP and non-GAAP SG&A decreased primarily due to reduced store payroll expense, incentive compensation and advertising expenses.

International Segment Q4 FY23 Results

International Revenue

International revenue of $1.20 billion decreased 12.2% versus last year. This decrease was primarily driven by a comparable sales decline of 5.7% and the negative impact of approximately 570 basis points from foreign currency exchange rates.

International Gross Profit Rate

International gross profit rate was 21.7% versus 22.9% last year.  The lower gross profit rate was primarily driven by lower product margin rates, which included increased promotions, and a lower mix of revenue from the higher margin rate services category.

International SG&A

International SG&A was $189 million, or 15.7% of revenue, versus $206 million, or 15.0% of revenue, last year. SG&A decreased primarily due to the impact of foreign currency exchange rates and lower incentive compensation.

Restructuring Charges

The company incurred $86 million of restructuring costs in Q4 FY23, primarily related to employee termination benefits associated with an enterprise-wide restructuring initiative that commenced in Q2 FY23 to better align its spending with critical strategies and operations, as well as to optimize its cost structure. Consistent with prior practice, restructuring costs are excluded from the company’s non-GAAP results.

Share Repurchases and Dividends

In Q4 FY23, the company returned a total of $743 million to shareholders through share repurchases of $549 million and dividends of $194 million. For the full year, the company returned a total of $1.8 billion to shareholders through share repurchases of $1.0 billion and dividends of $789 million.

Today, the company announced its board of directors approved a 5% increase in the regular quarterly dividend to $0.92 per share. The regular quarterly dividend will be payable on April 13, 2023, to shareholders of record as of the close of business on March 23, 2023.

Conference Call

Best Buy is scheduled to conduct an earnings conference call at 8:00 a.m. Eastern Time (7:00 a.m. Central Time) on March 2, 2023. A webcast of the call is expected to be available at www.investors.bestbuy.com,  both live and after the call.

Notes:

(1) The method of calculating comparable sales varies across the retail industry. As a result, our method of calculating comparable sales may not be the same as other retailers’ methods. For additional information on comparable sales, please see our most recent Annual Report on Form 10-K, and our subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (“SEC”), and available at www.investors.bestbuy.com.

(2) A reconciliation of the projected non-GAAP operating income rate, non-GAAP effective income tax rate and non-GAAP diluted EPS, which are forward-looking non-GAAP financial measures, to the most directly comparable GAAP financial measures, is not provided because the company is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty predicting the occurrence, the financial impact and the periods in which the non-GAAP adjustments may be recognized. These GAAP measures may include the impact of such items as restructuring charges; price-fixing settlements; goodwill impairments; gains and losses on investments; intangible asset amortization; certain acquisition-related costs; and the tax effect of all such items. Historically, the company has excluded these items from non-GAAP financial measures. The company currently expects to continue to exclude these items in future disclosures of non-GAAP financial measures and may also exclude other items that may arise (collectively, “non-GAAP adjustments”). The decisions and events that typically lead to the recognition of non-GAAP adjustments, such as a decision to exit part of the business or reaching settlement of a legal dispute, are inherently unpredictable as to if or when they may occur. For the same reasons, the company is unable to address the probable significance of the unavailable information, which could be material to future results.

Forward-Looking and Cautionary Statements:

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements reflect management’s current views and estimates regarding future market conditions, company performance and financial results, operational investments, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as "anticipate," “appear,” “approximate,” "assume," "believe," “continue,” “could,” "estimate," "expect," “foresee,” "guidance," "intend," “may,” “might,” "outlook," "plan," “possible,” "project" “seek,” “should,” “would,” and other words and terms of similar meaning or the negatives thereof. Such statements reflect our current views and estimates with respect to future market conditions, company performance and financial results, operational investments, business prospects, our operating model, new strategies and growth initiatives, the competitive environment, consumer behavior and other events. These statements involve a number of judgments and are subject to certain risks and uncertainties, many of which are outside the control of the Company, that could cause actual results to differ materially from the potential results discussed in such forward-looking statements. Readers should review Item 1A, Risk Factors, of our most recent Annual Report on Form 10-K, and any updated information in subsequent Quarterly Reports on Form 10-Q, for a description of important factors that could cause our actual results to differ materially from those contemplated by the forward-looking statements made in this release. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macroeconomic pressures in the markets in which we operate (including but not limited to the effects of COVID-19, recession, inflation rates, fluctuations in foreign currency exchange rates, limitations on a government’s ability to borrow and/or spend capital, fluctuations in housing prices, energy markets, and jobless rates and effects related to the conflict in Ukraine or other geopolitical events); catastrophic events, health crises and pandemics (including the COVID-19 pandemic); susceptibility of the products we sell to technological advancements, product life cycle fluctuations and changes in consumer preferences; competition (including from multi-channel retailers, e-commerce business, technology service providers, traditional store-based retailers, vendors and mobile network carriers and in the provision of delivery speed and options); our ability to attract and retain qualified employees; changes in market compensation rates; our expansion into health and new products, services and technologies; our focus on services as a strategic priority; our reliance on key vendors and mobile network carriers (including product availability); our ability to maintain positive brand perception and recognition; our ability to effectively manage strategic ventures, alliances or acquisitions; our ability to effectively manage our real estate portfolio; inability of vendors or service providers to perform components our supply chain (impacting our stores or other aspects of our operations) and other various functions of our business; risks arising from and potentially unique to our exclusive brands products; our reliance on our information technology systems, internet and telecommunications access and capabilities; our ability to prevent or effectively respond to a cyber-attack, privacy or security breach; product safety and quality concerns; changes to labor or employment laws or regulations; risks arising from statutory, regulatory and legal developments (including statutes and/or regulations related to tax or privacy); evolving corporate governance and public disclosure regulations and expectations (including, but not limited to, cybersecurity and environmental, social and governance matters); risks arising from our international activities (including those related to the conflict in Ukraine or fluctuations in foreign currency exchange rates) and those of our vendors; failure to effectively manage our costs; our dependence on cash flows and net earnings generated during the fourth fiscal quarter; pricing investments and promotional activity; economic or regulatory developments that might affect our ability to provide attractive promotional financing; constraints in the capital markets; changes to our vendor credit terms; changes in our credit ratings; failure to meet financial-performance guidance or other forward-looking statements; and general economic uncertainty in key global markets and worsening of global economic conditions or low levels of economic growth. We caution that the foregoing list of important factors is not complete. Any forward-looking statements speak only as of the date they are made and we assume no obligation to update any forward-looking statement that we may make.

Investor Contact:	Media Contact:
Mollie O'Brien	Carly Charlson
mollie.obrien@bestbuy.com	carly.charlson@bestbuy.com

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ and shares in millions, except per share amounts)

(Unaudited and subject to reclassification)

Three Months Ended			Twelve Months Ended
January 28, 2023		January 29, 2022	January 28, 2023	January 29, 2022
Revenue	$14,735	$16,365	$46,298	$51,761
Cost of sales	11,795	13,052	36,386	40,121
Gross profit	2,940	3,313	9,912	11,640
Gross profit %	20.0%	20.2%	21.4%	22.5%
Selling, general and administrative expenses	2,257	2,505	7,970	8,635
SG&A %	15.3%	15.3%	17.2%	16.7%
Restructuring charges	86	5	147	(34)
Operating income	597	803	1,795	3,039
Operating income %	4.1%	4.9%	3.9%	5.9%
Other income (expense):
Gain on sale of investments	-	-	1	-
Investment income and other	26	3	27	10
Interest expense	(12)	(6)	(35)	(25)
Earnings before income tax expense and equity in income (loss) of affiliates	611	800	1,788	3,024
Income tax expense	118	172	370	574
Effective tax rate	19.3%	21.4%	20.7%	19.0%
Equity in income (loss) of affiliates	2	(2)	1	4
Net earnings	$495	$626	$1,419	$2,454

Basic earnings per share	$2.24	$2.65	$6.31	$9.94
Diluted earnings per share	$2.23	$2.62	$6.29	$9.84

Weighted-average common shares outstanding:
Basic	220.9	236.6	224.8	246.8
Diluted	221.8	239.0	225.7	249.3

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$1,874	$2,936
Receivables, net	1,141	1,042
Merchandise inventories	5,140	5,965
Other current assets	647	596
Total current assets	8,802	10,539
Property and equipment, net	2,352	2,250
Operating lease assets	2,746	2,654
Goodwill	1,383	1,384
Other assets	520	677
Total assets	$15,803	$17,504

Liabilities and equity
Current liabilities:
Accounts payable	$5,687	$6,803
Unredeemed gift card liabilities	274	316
Deferred revenue	1,116	1,103
Accrued compensation and related expenses	405	845
Accrued liabilities	843	946
Current portion of operating lease liabilities	638	648
Current portion of long-term debt	16	13
Total current liabilities	8,979	10,674
Long-term operating lease liabilities	2,164	2,061
Long-term liabilities	705	533
Long-term debt	1,160	1,216
Equity	2,795	3,020
Total liabilities and equity	$15,803	$17,504

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in millions)

(Unaudited and subject to reclassification)

	Twelve Months Ended
	January 28, 2023	January 29, 2022
Operating activities
Net earnings	$1,419	$2,454
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization	918	869
Restructuring charges	147	(34)
Stock-based compensation	138	141
Deferred income taxes	51	14
Other, net	12	11
Changes in operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(103)	17
Merchandise inventories	809	(328)
Other assets	(21)	(14)
Accounts payable	(1,099)	(201)
Income taxes	36	(156)
Other liabilities	(483)	479
Total cash provided by operating activities	1,824	3,252

Investing activities
Additions to property and equipment	(930)	(737)
Purchases of investments	(46)	(233)
Sales of investments	7	66
Acquisitions, net of cash acquired	-	(468)
Other, net	7	-
Total cash used in investing activities	(962)	(1,372)

Financing activities
Repurchase of common stock	(1,014)	(3,502)
Issuance of common stock	16	29
Dividends paid	(789)	(688)
Repayments of debt	(19)	(133)
Other, net	-	(3)
Total cash used in financing activities	(1,806)	(4,297)

Effect of exchange rate changes on cash and cash equivalents	(8)	(3)
Decrease in cash, cash equivalents and restricted cash	(952)	(2,420)
Cash, cash equivalents and restricted cash at beginning of period	3,205	5,625
Cash, cash equivalents and restricted cash at end of period	$2,253	$3,205

BEST BUY CO., INC.

SEGMENT INFORMATION

($ in millions)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
Domestic Segment Results	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Revenue	$13,531	$14,993	$42,794	$47,830
Comparable sales % change	(9.6)%	(2.1)%	(10.3)%	11.0%
Comparable online sales % change	(13.0)%	(11.2)%	(13.5)%	(12.0)%
Gross profit	$2,679	$2,999	$9,106	$10,702
Gross profit as a % of revenue	19.8%	20.0%	21.3%	22.4%
SG&A	$2,068	$2,299	$7,332	$7,946
SG&A as a % of revenue	15.3%	15.3%	17.1%	16.6%
Operating income	$530	$695	$1,634	$2,795
Operating income as a % of revenue	3.9%	4.6%	3.8%	5.8%

Domestic Segment Non-GAAP Results[1]
Gross profit	$2,679	$2,999	$9,106	$10,702
Gross profit as a % of revenue	19.8%	20.0%	21.3%	22.4%
SG&A	$2,047	$2,271	$7,246	$7,853
SG&A as a % of revenue	15.1%	15.1%	16.9%	16.4%
Operating income	$632	$728	$1,860	$2,849
Operating income as a % of revenue	4.7%	4.9%	4.3%	6.0%

	Three Months Ended		Twelve Months Ended
International Segment Results	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Revenue	$1,204	$1,372	$3,504	$3,931
Comparable sales % change	(5.7)%	(3.8)%	(5.4)%	3.3%
Gross profit	$261	$314	$806	$938
Gross profit as a % of revenue	21.7%	22.9%	23.0%	23.9%
SG&A	$189	$206	$638	$689
SG&A as a % of revenue	15.7%	15.0%	18.2%	17.5%
Operating income	$67	$108	$161	$244
Operating income as a % of revenue	5.6%	7.9%	4.6%	6.2%

International Segment Non-GAAP Results[1]
Gross profit	$261	$314	$806	$932
Gross profit as a % of revenue	21.7%	22.9%	23.0%	23.7%
SG&A	$189	$206	$638	$689
SG&A as a % of revenue	15.7%	15.0%	18.2%	17.5%
Operating income	$72	$108	$168	$243
Operating income as a % of revenue	6.0%	7.9%	4.8%	6.2%

(1)For GAAP to non-GAAP reconciliations, please refer to the attached supporting schedule titled Reconciliation of Non-GAAP Financial Measures.

BEST BUY CO., INC.

REVENUE CATEGORY SUMMARY

(Unaudited and subject to reclassification)

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
Domestic Segment	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Computing and Mobile Phones	41%	42%	(10.0)%	(6.0)%
Consumer Electronics	33%	34%	(11.8)%	2.9%
Appliances	12%	13%	(13.2)%	7.9%
Entertainment	9%	8%	0.2%	(9.5)%
Services	5%	3%	12.4%	(14.8)%
Other	-%	-%	N/A	N/A
Total	100%	100%	(9.6)%	(2.1)%

	Revenue Mix		Comparable Sales
	Three Months Ended		Three Months Ended
International Segment	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Computing and Mobile Phones	43%	40%	(0.5)%	(6.0)%
Consumer Electronics	33%	35%	(10.1)%	(3.8)%
Appliances	9%	9%	(2.5)%	(1.2)%
Entertainment	9%	10%	(10.5)%	(6.9)%
Services	4%	4%	(15.1)%	23.0%
Other	2%	2%	(6.2)%	2.8%
Total	100%	100%	(5.7)%	(3.8)%

BEST BUY CO., INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

The following information provides reconciliations of the most comparable financial measures presented in accordance with accounting principles generally accepted in the U.S. (GAAP financial measures) to presented non-GAAP financial measures. The company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating current period performance and in assessing future performance. For these reasons, internal management reporting also includes non-GAAP financial measures. Generally, presented non-GAAP financial measures include adjustments for items such as restructuring charges, price-fixing settlements, goodwill impairments, gains and losses on investments, intangible asset amortization, certain acquisition-related costs and the tax effect of all such items. In addition, certain other items may be excluded from non-GAAP financial measures when the company believes this provides greater clarity to management and investors. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the company’s financial statements and other publicly filed reports. Non-GAAP financial measures as presented herein may not be comparable to similarly titled measures used by other companies.

	Three Months Ended			Three Months Ended
	January 28, 2023			January 29, 2022
	Domestic	International	Consolidated	Domestic	International	Consolidated
SG&A	$2,068	$189	$2,257	$2,299	$206	$2,505
% of revenue	15.3%	15.7%	15.3%	15.3%	15.0%	15.3%
Intangible asset amortization[1]	(21)	-	(21)	(22)	-	(22)
Acquisition-related transaction costs[2]	-	-	-	(6)	-	(6)
Non-GAAP SG&A	$2,047	$189	$2,236	$2,271	$206	$2,477
% of revenue	15.1%	15.7%	15.2%	15.1%	15.0%	15.1%

Operating income	$530	$67	$597	$695	$108	$803
% of revenue	3.9%	5.6%	4.1%	4.6%	7.9%	4.9%
Intangible asset amortization[1]	21	-	21	22	-	22
Acquisition-related transaction costs[2]	-	-	-	6	-	6
Restructuring charges[3]	81	5	86	5	-	5
Non-GAAP operating income	$632	$72	$704	$728	$108	$836
% of revenue	4.7%	6.0%	4.8%	4.9%	7.9%	5.1%

Effective tax rate			19.3%			21.4%
Intangible asset amortization[1]			0.1%			-%
Restructuring charges[3]			0.4%			-%
Non-GAAP effective tax rate			19.8%			21.4%

	Three Months Ended			Three Months Ended
	January 28, 2023			January 29, 2022
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$2.23			$2.62
Intangible asset amortization[1]	$21	$16	0.08	$22	$18	0.08
Acquisition-related transaction costs[2]	-	-	-	6	5	0.02
Restructuring charges[3]	86	67	0.30	5	3	0.01
Non-GAAP diluted EPS			$2.61			$2.73

	Twelve Months Ended			Twelve Months Ended
	January 28, 2023			January 29, 2022
	Domestic	International	Consolidated	Domestic	International	Consolidated
Gross profit	$9,106	$806	$9,912	$10,702	$938	$11,640
% of revenue	21.3%	23.0%	21.4%	22.4%	23.9%	22.5%
Restructuring - inventory markdowns[4]	-	-	-	-	(6)	(6)
Non-GAAP gross profit	$9,106	$806	$9,912	$10,702	$932	$11,634
% of revenue	21.3%	23.0%	21.4%	22.4%	23.7%	22.5%

SG&A	$7,332	$638	$7,970	$7,946	$689	$8,635
% of revenue	17.1%	18.2%	17.2%	16.6%	17.5%	16.7%
Intangible asset amortization[1]	(86)	-	(86)	(82)	-	(82)
Acquisition-related transaction costs[2]	-	-	-	(11)	-	(11)
Non-GAAP SG&A	$7,246	$638	$7,884	$7,853	$689	$8,542
% of revenue	16.9%	18.2%	17.0%	16.4%	17.5%	16.5%

Operating income	$1,634	$161	$1,795	$2,795	$244	$3,039
% of revenue	3.8%	4.6%	3.9%	5.8%	6.2%	5.9%
Intangible asset amortization[1]	86	-	86	82	-	82
Acquisition-related transaction costs[2]	-	-	-	11	-	11
Restructuring charges[3]	140	7	147	(39)	5	(34)
Restructuring - inventory markdowns[4]	-	-	-	-	(6)	(6)
Non-GAAP operating income	$1,860	$168	$2,028	$2,849	$243	$3,092
% of revenue	4.3%	4.8%	4.4%	6.0%	6.2%	6.0%

Effective tax rate			20.7%			19.0%
Intangible asset amortization[1]			0.1%			0.1%
Restructuring charges[3]			0.2%			(0.1)%
Non-GAAP effective tax rate			21.0%			19.0%

	Twelve Months Ended			Twelve Months Ended
	January 28, 2023			January 29, 2022
	Pretax Earnings	Net of Tax[5]	Per Share	Pretax Earnings	Net of Tax[5]	Per Share
Diluted EPS			$6.29			$9.84
Intangible asset amortization[1]	$86	$65	0.29	$82	$62	0.25
Acquisition-related transaction costs[2]	-	-	-	11	10	0.04
Restructuring charges[3]	147	113	0.50	(34)	(24)	(0.10)
Restructuring - inventory markdowns[4]	-	-	-	(6)	(6)	(0.02)
Non-GAAP diluted EPS			$7.08			$10.01

(1)Represents the non-cash amortization of definite-lived intangible assets associated with acquisitions, including customer relationships, tradenames and developed technology assets.

(2)Represents charges associated with acquisition-related transaction and due diligence costs, primarily comprised of professional fees.

(3)Represents charges primarily related to employee termination benefits in the Domestic segment associated with an enterprise-wide initiative that commenced in Q2 FY23 to better align the company’s spending with critical strategies and operations, as well as to optimize its cost structure, for the periods ended January 28, 2023. Represents charges and subsequent adjustments primarily related to actions taken in the Domestic segment to better align the company’s organizational structure with its strategic focus and the exit from operations in Mexico in the International segment for the periods ended January 29, 2022.

(4)Represents inventory markdown adjustments recorded within cost of sales associated with the exit from operations in Mexico.

(5)The non-GAAP adjustments primarily relate to the U.S., Canada and Mexico. As such, the income tax charge is calculated using the statutory tax rate of 24.5% for the U.S. and 26.4% for Canada applied to the non-GAAP adjustments of each country. There is no income tax charge for Mexico non-GAAP items and a minimal amount of U.S. non-GAAP items, as there was no tax benefit recognized on these expenses in the calculation of GAAP income tax expense.

Return on Assets and Non-GAAP Return on Investment

The tables below provide calculations of return on assets ("ROA") (GAAP financial measure) and non-GAAP return on investment (“ROI”) (non-GAAP financial measure) for the periods presented. The company believes ROA is the most directly comparable financial measure to ROI. Non-GAAP ROI is defined as non-GAAP adjusted operating income after tax divided by average invested operating assets. All periods presented below apply this methodology consistently. The company believes non-GAAP ROI is a meaningful metric for investors to evaluate capital efficiency because it measures how key assets are deployed by adjusting operating income and total assets for the items noted below. This method of determining non-GAAP ROI may differ from other companies' methods and therefore may not be comparable to those used by other companies.

Return on Assets ("ROA")	January 28, 2023[1]	January 29, 2022[1]
Net earnings	$1,419	$2,454
Total assets	16,490	18,743
ROA	8.6%	13.1%

Non-GAAP Return on Investment ("ROI")	January 28, 2023[1]	January 29, 2022[1]
Numerator
Operating income	$1,795	$3,039
Add: Non-GAAP operating income adjustments[2]	233	53
Add: Operating lease interest[3]	113	108
Less: Income taxes[4]	(525)	(784)
Add: Depreciation	832	787
Add: Operating lease amortization[5]	661	657
Adjusted operating income after tax	$3,109	$3,860

Denominator
Total assets	$16,490	$18,743
Less: Excess cash[6]	(270)	(3,055)
Add: Accumulated depreciation and amortization[7]	5,375	6,957
Less: Adjusted current liabilities[8]	(9,143)	(10,122)
Average invested operating assets	$12,452	$12,523

Non-GAAP ROI	25.0%	30.8%

(1)

Income statement accounts represent the activity for the trailing 12 months ended as of each of the balance sheet dates. Balance sheet accounts represent the average account balances for the trailing 12 months ended as of each of the balance sheet dates.

(2)

Non-GAAP operating income adjustments include continuing operations adjustments for restructuring charges, intangible asset amortization and acquisition-related transaction costs. Additional details regarding these adjustments are included in the Reconciliation of Non-GAAP Financial Measures schedule in this earnings release.

(3)

Operating lease interest represents the add-back to operating income to approximate the total interest expense that the company would incur if its operating leases were owned and financed by debt. The add-back is approximated by multiplying average operating lease assets by 4%, which approximates the interest rate on the company’s operating lease liabilities.

(4)

Income taxes are approximated by using a blended statutory rate at the Enterprise level based on statutory rates from the countries in which the company does business, which primarily consists of the U.S. with a statutory rate of 24.5% for the periods presented.

(5)

Operating lease amortization represents operating lease cost less operating lease interest. Operating lease cost includes short-term leases, which are immaterial, and excludes variable lease costs as these costs are not included in the operating lease asset balance.

(6)

Excess cash represents the amount of cash, cash equivalents and short-term investments greater than $1 billion, which approximates the amount of cash the company believes is necessary to run the business and may fluctuate over time.

(7)	Accumulated depreciation and amortization represents accumulated depreciation related to property and equipment and accumulated amortization related to definite-lived intangible assets.
(8)	Adjusted current liabilities represent total current liabilities less short-term debt and the current portions of operating lease liabilities and long-term debt.